Contact:	Paul Coghlan	5:00 EST
	Vice President, Finance, Chief Financial Officer	Tuesday, April 14, 2009
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY AND YEAR OVER YEAR DECREASES TO REVENUES AND EARNINGS PER SHARE

Milpitas, California, April 14, 2009, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended March 29, 2009.  Revenue of $200.9 million for the third quarter of fiscal year 2009 decreased 19% compared to the previous quarter’s revenue of $249.2 million and decreased 33% or $97.0 million from $297.9 million reported in the third quarter of fiscal year 2008.  Diluted earnings per share (“EPS”) of $0.25 decreased $0.18 per share or 42% from the second quarter of fiscal year 2009, which had benefited from a $21.0 million gain, or $0.07 diluted EPS, on the early retirement of debt. EPS decreased $0.19 per share or 43% from the third quarter of fiscal year 2008.  Net income of $54.5 million decreased $40.7 million or 43% from the second quarter of fiscal year 2009 and decreased $44.8 million or 45% from the third quarter of fiscal year 2008.

Major factors impacting the March quarter were:

•	Revenue decreased by $48.3 million;

•	The Company’s quarterly effective tax rate of 19.5% was positively impacted by a discrete tax benefit related to the Company’s domestic manufacturing deduction;

•	Operating expenses were favorably impacted by lower labor costs as employees were required to take approximately 2.5 weeks of time-off during the quarter;

•
The Company purchased and retired $30.0 million face value of its 3.125% Convertible Senior Notes, resulting in a gain of approximately $1.7 million, or $0.01 diluted EPS, net of deferred issuance costs.

In summary, although revenues declined 19% this quarter and 20% last quarter, the Company remained strongly profitable with operating income of 36.4% of sales.

During the March quarter the Company’s cash and short-term investments balance increased by $19.8 million to $920.0 million, net of spending approximately $28.3 million to purchase $30 million face value of its 3.125% Convertible Senior Notes.  A cash dividend of $0.22 per share will be paid on May 27, 2009 to stockholders of record on May 15, 2009.

According to Lothar Maier, CEO, “With revenues down 19% from the previous quarter, it was another difficult quarter as the Company continued to experience the fallout from the ongoing global credit crisis.  Nevertheless, the Company’s results were within the range of its guidance.  The Company continued to control its variable expenses where possible to reduce the impact on profits from the decline in revenues.  As a result, the Company delivered pre-tax profits of 34% and maintained positive cash flow during this turbulent period.

Looking ahead to the June quarter, there is continued uncertainty in the marketplace and our customers continue to be cautious with their ordering patterns.  Forecasting operating results in the current environment is difficult, particularly since lead times are shorter than usual as customers tend to order only what they need urgently.  However, we are encouraged going into the fourth quarter as we expect to see some stability in customer bookings.  Our book to bill ratio was slightly positive in the March quarter.  Accordingly, our current estimate anticipates that our fourth quarter revenues will be down 2% to up 4% over the third quarter.  In order to meet these expectations, turns business, or bookings that are recorded and shipped during the quarter, will need to remain at a high level as customers order to current demand.  Also, we will continue to control costs where possible.  Subsequent to the end of the third quarter, we reduced our workforce by approximately 130 employees to further reduce our cost structure.   Over the past few quarters in addition to layoffs we have substantially reduced variable compensation benefits and have taken other actions to reduce labor costs.  We appreciate the sacrifices our employees have made in this regard to limit further workforce reductions.  These tight expense controls we expect will allow the Company to maintain pre-tax profits in the low to mid thirties range as a percentage of net sales.”

 Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 29, 2008.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, April 15, 2009 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (719) 325-4755, or toll free (877) 852-6561 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from April 15, 2009 through April 21, 2009.

You may access the archive by calling (719) 457-0820 and entering reservation #9145870.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of April 15, 2009 until the third quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModuleTM products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Nine Months Ended
	Mar. 29,	Dec. 28,	Mar. 30,	Mar. 29,	Mar. 30,
	2009	2008	2008	2009	2008
Revenues	$ 200,933	$ 249,196	$ 297,865	$ 760,480	$ 868,073
Cost of sales (1)	52,662	60,278	66,939	184,412	197,212
Gross profit	148,271	188,918	230,926	576,068	670,861

Expenses:
Research & development (1)	44,724	45,793	49,613	141,377	145,192
Selling, general & administrative (1)	30,430	32,573	35,423	100,110	101,761
Restructuring	-	1,564	-	1,564	-
	75,154	79,930	85,036	243,051	246,953
Operating income	73,117	108,988	145,890	333,017	423,908
Interest expense	(12,529)	(13,246)	(14,435)	(40,182)	(43,371)
Interest income	5,397	6,113	7,334	18,484	21,026
Gain on early retirement of convertible
senior notes	1,673	20,989	-	22,662	-

Income before income taxes	67,658	122,844	138,789	333,981	401,563
Provision for income taxes	13,193	27,640	39,555	76,703	117,099

Net income	$ 54,465	$ 95,204	$ 99,234	$ 257,278	$ 284,464

Earnings per share:
Basic	$ 0.25	$ 0.43	$ 0.45	$ 1.16	$ 1.28
Diluted	$ 0.25	$ 0.43	$ 0.44	$ 1.15	$ 1.26

Shares used in the calculation of earnings per share:
Basic	221,812	221,563	222,046	221,621	221,979
Diluted	222,017	221,657	224,489	223,120	225,842

(1) Includes stock-based compensation charges as follows:

Cost of sales	$ 2,288	$ 1,933	$ 1,996	$ 6,107	$ 5,865
Research & development	9,541	8,236	8,360	25,763	24,289
Sales, general & administrative	5,444	4,595	4,675	14,541	13,503

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
	March 29,	June 29,
	2009	2008
	(unaudited)	(1)
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$920,003	$966,701

Accounts receivable, net of
allowance for doubtful
accounts of $1,790 ($1,752
at June 29, 2008)	103,834	161,452

Inventories	53,230	56,017

Deferred tax assets and
other current assets	76,807	61,370
Total current assets	1,153,874	1,245,540

Property, plant & equipment, net	265,154	261,085

Other noncurrent assets	72,486	77,264
Total assets	$1,491,514	$1,583,889

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$10,206	$16,860

Accrued income taxes, payroll & other accrued liabilities	116,844	120,521

Deferred income on shipments
to distributors	31,279	37,777
Total current liabilities	158,329	175,158

Convertible senior notes	1,470,000	1,700,000

Deferred tax and other long-term
liabilities	152,057	142,649

Stockholders’ equity:
Common stock	1,100,115	1,050,259

Accumulated deficit	(1,394,848)	(1,485,629)

Accumulated other
comprehensive income	5,861	1,452
Total stockholders’ deficit	(288,872)	(433,918)
	$1,491,514	$1,583,889

(1) Derived from audited financial statements at June 29, 2008.

    LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended					Nine Months Ended
	Mar. 29,		Dec. 28,	Mar. 30,		Mar. 29,		Mar. 30,
	2009		2008	2008		2009		2008

Reported net income
(GAAP basis)	$ 54,465		$ 95,204	$ 99,234		$ 257,278		$ 284,464

Stock-based compensation (1)	17,273		14,764	15,031		46,411		43,657

Income tax effect of
non-GAAP adjustments	(3,368)		(3,322)	(4,284)		(10,659)		(12,731)

Non-GAAP net income	$ 68,370		$ 106,646	$ 109,981		$ 293,030		$ 315,390

Non-GAAP earnings per share excluding the effects of stock-based compensation:
Basic	$ 0.31		$ 0.48	$ 0.50		$ 1.32		$ 1.42
Diluted	$ 0.31		$ 0.48	$ 0.49		$ 1.32		$ 1.41

Shares used in the calculation of Non-GAAP earnings per share:
Basic	221,812		221,563	222,046		221,621		221,979
Diluted	222,041	(2)	221,628	(2) 223,119	(2)	222,384	(3)	224,385	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes (24); 29; and 1,370 shares for the three months ended March 29, 2009, December 28, 2008 and March 30, 2008, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 736 and 1,457 shares for the nine months ended March 29, 2009 and March 30, 2008, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.